	Guaranty Federal BANCSHARES, INC Strength. Growth. Vision.	Exhibit 99.1 For Immediate Release

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES PRELIMINARY SECOND QUARTER 2012 FINANCIAL RESULTS

SPRINGFIELD, MO – (July 18, 2012) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its second quarter ended June 30, 2012.

Second Quarter 2012 Financial Results

·	Earnings per common share for the quarter was $(.02), a decrease of $.22 compared to the first quarter ended March 31, 2012 and a decrease of $.21 compared to the second quarter in 2011.
·	Net income was $344,000 for the quarter, a decline from the $835,000 for the first quarter ended March 31, 2012 and a decline from the $789,000 for the second quarter in 2011.
·
Provision for loan loss expense was $2.1 million for the quarter, an increase of $1.2 million from the first quarter ended March 31, 2012 and an increase of $1.1 million from the second quarter in 2011.  This was primarily due to established reserves on two non-performing credits discussed below.

·	Net interest margin improved 22 basis points to 3.39% for the quarter as compared to the second quarter of 2011.
·	Efficiency ratio improved to 63.41% for the quarter as compared to 67.38% during the second quarter of 2011.
·	Book value per common share was $14.25 as of June 30, 2012, an increase of $.18 as compared to December 31, 2011.

The Company announces that net income for the second quarter ended June 30, 2012 was $344,000 as compared to $789,000 for the second quarter ended June 30, 2011.  After preferred stock dividends and accretion, diluted loss per common share was $(.02), a decrease from the $.19 per diluted common share earned during the second quarter in 2011.  This was also a decrease from the $.20 per diluted common share the Company earned during the first quarter ended March 31, 2012.

The following were key issues that contributed to the second quarter financial results as compared to the same quarter in 2011:

Net interest income - The Company’s net interest margin continues to improve which positively impacts net earnings.  The average cost of interest bearing deposits has been the main driver of the improvement. The Company is benefiting from the reduction in wholesale funding balances (primarily Federal Home Loan Bank (FHLB) advances and repurchase agreements) of approximately $40 million during the latter half of 2011. On the asset side, asset yield continues to be negatively impacted primarily from the decline in loan balances and an increase in non-accrual loan balances further discussed below.  The Company continues to closely manage loan pricing by increasing yield on renewing credits.

Non-interest income – Non-interest income increased $325,000 due to a few significant factors.  First, the Company recognized $475,000 of gains on sales of loans during the quarter compared to $252,000 of gains in the prior year quarter, an increase of $223,000.  Secondly, the Company experienced improvement in losses recognized on its foreclosed assets held for sale which were $71,000 for the quarter compared to $289,000 in the prior year quarter.  Offsetting these improvements, the Company continues to experience a reduction in service charge income (declining $89,000 compared to the prior year quarter), specifically from a decline in overdraft charges which is primarily due to implementation of new regulatory guidance on the operation of overdraft payment programs which began during the fourth quarter of 2011.

Non-interest expense – Non-interest expenses have been closely managed and declined $17,000 during the quarter as compared to the prior year quarter.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $2.1 million during the quarter, an increase of $1.2 million from the first quarter and an increase of $1.1 million from the second quarter of 2011. The allowance for loan losses as of June 30, 2012 was 2.70% of gross loans outstanding (excluding mortgage loans held for sale) compared to 2.17% as of December 31, 2011.

Non-performing assets – The Company experienced an increase in nonperforming assets to $42.1 million as of June 30, 2012, an increase of $15.1 million from December 31, 2011.  Two loan relationships were significant contributors to the increase in nonperforming assets and the increase in provision for loan loss expense during the three months ended June 30, 2012:

·
A $6.5 million loan relationship secured by commercial real estate and an investment securities portfolio.  The Bank was notified by the borrower that he was a victim of an alleged fraud scheme whereby a substantial portion of his investment portfolio had been embezzled.  This portfolio was a significant portion of the borrower’s collateral securing the credit. The Bank and the borrower are pursuing all remedies available.

·
A $7.3 million loan relationship secured by real estate consisting of both commercial and residential space.  Due to increased vacancies and cash flow challenges the borrower requested a modification of the payment resulting in a troubled debt restructuring.  The principals continue to work with the bank to improve the property’s operating performance and to bring new equity into the entity.

“We are disappointed with the bottom line results for the quarter,” said President and Chief Executive Officer Shaun A. Burke.  “However, excluding the sizeable provision expense associated with the two loan relationships, operating results improved on a linked-quarter basis and compared to the second quarter of 2011. Our net interest income, net interest margin and non-interest income all improved over the previous quarters and non-interest expenses are lower due to effective cost controls. Reducing non-performing assets continues to be a primary focus of the bank,” said Burke.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Taney, Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended		Six Months ended
Operating Data:	30-Jun-12	30-Jun-11	30-Jun-12	30-Jun-11
	(Dollar amounts are in thousands, except per share data)

Total interest income	$6,846	$7,642	$13,712	$15,172
Total interest expense	1,732	2,541	3,582	5,227
Net interest income	5,114	5,101	10,130	9,945
Provision for loan losses	2,100	1,000	3,000	1,900
Net interest income after
provision for loan losses	3,014	4,101	7,130	8,045
Noninterest income	1,040	715	1,887	1,473
Noninterest expense	3,902	3,919	7,950	8,071

Income before income taxes	152	897	1,067	1,447
Provision (credit) for income taxes	(192)	108	(112)	135

Net income	$344	$789	$1,179	$1,312
Preferred stock dividends and discount accretion	398	281	679	562
Net income (loss) available to common shareholders	$(54)	$508	$500	$750

Basic income (loss) per common share	$(0.02)	$0.19	$0.18	$0.28
Diluted income (loss) per common share	$(0.02)	$0.19	$0.17	$0.28

Annualized return on average assets	0.21%	0.46%	0.37%	0.39%
Annualized return on average equity	2.16%	5.89%	4.33%	4.96%
Net interest margin	3.39%	3.17%	3.38%	3.12%
Efficiency ratio	63.41%	67.38%	66.16%	70.69%

	As of	As of
Financial Condition Data:	30-Jun-12	31-Dec-11

Cash and cash equivalents	$26,072	$26,574
Investments and interest bearing deposits	103,054	86,871
Loans, net of allowance for loan losses
6/30/2012 - $13,126; 12/31/2011 - $10,613	475,145	482,664
Other assets	52,337	52,397
Total assets	$656,608	$648,506

Deposits	$496,356	$484,584
FHLB advances	68,050	68,050
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	25,000	25,000
Other liabilities	1,333	1,172
Total liabilities	606,204	594,271
Stockholders' equity	50,404	54,235
Total liabilities and stockholders' equity	$656,608	$648,506

Equity to assets ratio	7.68%	8.36%
Book value per common share	$14.25	$14.07
Nonperforming assets	$42,094	$27,014